Exhibit 99.1

GORILLA TECHNOLOGY GROUP INC., A GLOBAL PROVIDER OF EDGE VIDEO ANALYTIC AI TECHNOLOGY, TO BECOME PUBLICLY TRADED THROUGH PROPOSED BUSINESS COMBINATION WITH GLOBAL SPAC PARTNERS CO.

•	Gorilla’s leading Edge Analytics AI solutions are built on over 20 years of patented and proprietary technology – they run across most platforms, devices and businesses.

•	Gorilla anticipates a significant increase in smart infrastructure investments in the near future, with much of the spending focused on relieving post-pandemic stresses and facilitating economic recovery. The global edge computing market is expected to see massive growth in the coming years and is anticipated to reach $250 billion by 2024, exhibiting a compound annual growth rate (CAGR) of 12.5% over the forecast period, according to International Data Corporation (IDC). Gorilla is at the forefront of this growth as its early mover advantage and innovative technology place the company in a strong position to benefit from the potential growth in connected devices.

•	Gorilla has secured key technology partners including Softbank Corp. (Japan), among others, and investors including SBI Group (Japan), Asteria (Japan), Acer (Taiwan), and Telstra Ventures (Australia).

•	Transaction values Gorilla at a pro forma enterprise value of approximately $708 million USD and provides up to $169 million USD in gross proceeds from cash held in Global’s trust account (assuming no redemptions).

•	The transaction is expected to close by the end of Q1 2022. The combined company will be named Gorilla Technology Group Inc. and plans to be listed on Nasdaq under the anticipated ticker symbol “GRRR”.

Taipei, Taiwan and New York, NY, Dec. 22, 2021 (GLOBE NEWSWIRE) -- Gorilla Technology Group Inc. (“Gorilla”), a global leader in edge artificial intelligence (“edge AI”) for security and other applications, and Global SPAC Partners Co. (NASDAQ: “GLSPU” units, “GLSPT” subunits and “GLSPW” warrants) (“Global”), a blank check company, today announced that they have entered into a business combination agreement. The combined company will be called Gorilla Technology Group Inc. and is expected to be publicly listed on Nasdaq under the symbol “GRRR” following the closing of the transaction, which is subject to shareholder and regulatory approvals and a minimum of $50 million gross cash at closing, along with customary closing conditions.

Gorilla was established in 2001 with the vision of being a global leader in video intelligence, IoT technologies and cybersecurity. Gorilla maintains that vision and specializes in video analytics, network security and big data to support a wide range of solutions for commercial, industrial, cities and government purposes. Gorilla’s machine learning and deep learning video analysis algorithms can identify, analyze and extract information from digital content to drive business decisions — whether that be in healthcare, transportation hubs, manufacturing or retail.

Edge computing – which sits at the intersection of AI, IoT and Big Data – seeks to improve business agility by bringing the infrastructure and applications closer to where the data is generated and consumed, thereby powering the next wave of digital transformation. The industry is on the cusp of dramatic growth as the surge in number of connected devices (expected to reach 55.7 billion by 2025 according to International Data Corporation (“IDC”) and 5G network roll out by telecom players is expected to generate burgeoning growth in the volume of data being generated and increased adoption of AI. Per IDC, worldwide edge computing market is expected to reach over $250 billion in 2024, with the Edge internet economy is expected to be worth more than $4 trillion globally by 2030., which presents Gorilla, as one of the early movers in edge computing, with a significant growth opportunity.

Tomoyuki Nii, Chairman of Gorilla and Executive Officer at SBI Group, stated “This step of Gorilla listing on Nasdaq is well timed as the company is now ready to expand outside of its Southeast Asian base. Gorilla currently has a tremendous growth opportunity in Japan via its new partnership with SoftBank Corp. announced on September 21, 2021, and continue that growth into Asia and beyond with its international and experienced board members such as Yoichiro Pina Hirano, Founder & CEO of Asteria Corporation, a leading enterprise software company in Japan, and the addition of incoming board member the Honorable Ruth Kelly, former Member of Parliament and the United Kingdom’s former Secretary of Transportation. In building a portfolio of innovative products over the last 20 years, we have grown from a local start-up to a regional champion. We remain focused and incredibly committed on expanding & growing this business into a global enterprise and this business combination with Global will help cement our position in the global arena. We believe that our business will remain agile while the world continues going through challenging times, while keeping its eyes on building a strong track record of innovation, execution and excellence globally.”

Gorilla’s leading Edge AI technology has been developed over the last 20 years and includes 8 pending patent applications and 24 patents granted and issued patents within the US, Europe, Japan, China and Taiwan with solutions available across hardware platforms, and via AI models, AI appliances and AI SaaS modules. It develops a wide range of video-centric and content management solutions including Smart Cities, Smart Retail, and Enterprise Security. In addition, Gorilla provides a complete Security Convergence Platform to government institutions, telecom companies and private enterprises with network surveillance and cybersecurity.

Gorilla places an emphasis on offering leading technology, expert service and precise delivery, and ensuring top-of-the-line, intelligent and strong edge AI solutions that enable clients to improve operational performance and efficiency. With a continuous core technology development roadmap focused on the Platform Independent AI Software for Massive AI SOC and Extended Market, Gorilla aims to deliver edge AI solutions to managed service providers, distributors, system integrators and hardware manufacturers.

Gorilla believes that currently only approximately 10% of enterprise data is created and processed outside of centralized data centers or cloud services. However the clear trend is for the creation and processing of data to occur closer to its source of generation, referred to as the “edge”. According to Gartner Inc., by 2025, this percentage will increase dramatically to approximately 75%. The early adopters of edge AI and edge computing technologies include industries such as transportation and driverless vehicles, education, healthcare, agriculture, manufacturing, retail and video surveillance.

Gorilla’s strong competitive positioning is reflected in its list of technology partners that include SoftBank Corp. (Japan), among others, and leading clients across the world including Danone, ExxonMobil, AIS (Thailand’s Largest Mobile Operator, SET: ADVANC), ITOCHU Techno-Solutions Corporation (Japan’s Leading System Integrator, TYO: 4739), MACNICA, Inc. (Japan’s Leading Distributor, TYO: 3132), MARUBUN CORPORATION (Japan’s Leading Distributor, TYO: 3132), PT Synnex Metrodata Indonesia (Indonesia’s Leading Distributor, IDX: MTDL), VST ECS (Thailand’s Leading Distributor, Member of the VST ECS Group: 0856.HK), Industri Telekomunikasi Indonesia (Indonesia’s state-owned manufacture), Auresys (a Singaporean vending machine manufacturer and supplier), Macnica DHW (Brazil’s Leading Distributor and joint smart lighting project), Portland International Airport (US), Taoyuan Airport (Taiwan), Taiwan International Port Corporation Ltd. and Taipei Medical University Hospital, among others. The company also has the backing of marquee investors including SBI Group (Japan), Acer (Taiwan), Telstra Ventures (Australia), and Asteria (Japan).

Jay Chandan, Chairman of Global, stated, “I am honoured to have the opportunity to join the Board of Gorilla as Executive Chairman following the combination. The Gorilla team has developed an outstanding technology platform with remarkably broad applicability. It will aim to capitalize on this foundation by extending Gorilla’s international reach and expanding its ecosystem, while continuing to innovate for the future. I look forward to helping to build a global presence for Gorilla and working with its diverse teams to enhance its customers’ capabilities and experience. Gorilla’s solutions have at their core: security, flexibility and responsiveness. Founded on these watch-words, I believe that Gorilla’s commitment to maximizing long-term shareholder value will be achieved by making Gorilla a go-to vendor for Edge AI and by making it an employer of choice for the talented colleagues.”

Dr. Spincer Koh, Founder and CEO of Gorilla, stated “Gorilla has been dedicated to developing AI for the last 20 years. Since Gorilla’s inception, we have remained focused on content processing, analysis, and application, specifically for video and network packets. Based on our abundant experience with global customers, we have seen the Edge AI industry evolve, mature and are now witnessing rapid growth. Therefore, we have been focusing on the optimization of the algorithms, allowing our application to be executed in an environment with relatively few resources, in the edge environment. We are not simply pursuing the best accuracy, but striking a balance between accuracy, computing time, and resource usage. With these experiences and technical kernels, we are thrilled to expand our business to global markets with customers and partners, that need AI to help further their businesses. We will continue to innovate across all areas that are key to product leadership, as we pursue end-to-end solutions for our customers’ rapidly evolving needs, while leveraging existing core competencies. We are also committed to continuous investments into R&D to help innovate new solutions for counter our customer pain points, as well as to enhance our current offerings, to meet their business challenges”

Following completion of the transaction, board of the the Company (as defined below) is expected to consist of Jay Chandan, as Executive Chairman, Dr. Spincer Koh, Founder and Chief Executive Officer, Tomoyuki Nii, Executive Officer at SBI Group, Yoichiro Pina Hirano, Founder and Chief Executive Officer of Asteria Corporation (Japan), the Honorable Ruth Kelly and Gregg Walker.

Transaction Details
In the transaction, a newly formed wholly owned subsidiary of Gorilla will merge with Global, with Global being the surviving entity, and with Global shareholders and holders of Global warrants receiving equivalent shares and warrants of Gorilla as the successor public company (such post-closing combined company, the “Company”). As part of the transaction, the outstanding equity of Gorilla will be converted into equity of the combined company. Existing Gorilla shareholders will receive no cash consideration, and will retain all of their current equity interests (after giving effect to a pre-closing reorganization), effectively rolling over their current ownership into an equivalent of approximately 65 million shares of Gorilla. The transaction values Gorilla at a pro-forma enterprise value of approximately $708 million. The transaction is expected to deliver up to $169 million of gross proceeds from cash held in Global’s trust account, subject to redemptions by Global subunit holders. The merger closing is conditioned upon Global having at least $50 million in gross cash proceeds at closing from either Global’s trust account or other sources.

Up to $159 million of cash remaining on Global’s balance sheet (assuming no redemptions) at the closing of the transaction, after paying off transaction expenses, is expected to remain on Gorilla’s balance sheet for working capital, growth capex and other general corporate purposes.

The Board of Directors of Gorilla and Global, respectively, have approved the transaction. The transaction will require the approval of the shareholders of Global and Gorilla, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close late in the first quarter of 2022.

Advisors
K&L Gates LLP is serving as legal advisor to Gorilla.

Ellenoff Grossman & Schole, LLP is serving as legal advisor to Global.

About Gorilla Technology Group Inc.
Gorilla, headquartered in Taipei, Taiwan, is a global leader in security intelligence, network intelligence, business intelligence and IoT technology. The company develops a wide range of solutions including Smart Cities, Smart Retail, Enterprise Security and Smart Media. In addition, Gorilla provides a complete Security Convergence Platform to government institutions, Telecom companies and private enterprises with network surveillance and cyber security.

Gorilla places an emphasis on offering leading technology, expert service and precise delivery, as well as ensuring top-of-the-line, intelligent and strong edge AI solutions that enable clients to improve operational performance and efficiency. With continuous core technology development, Gorilla delivers edge AI solutions to managed service providers, distributors, system integrators and hardware manufacturers.

About Global SPAC Partners Co.
Global SPAC Partners Co. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses globally.

Global is led by Jay Chandan, Chairman, Bryant B Edwards, Chief Executive Officer, Steve Cannon, Chief Operating Officer and President, and Long Long, Chief Financial Officer.

Global’s units, subunits and warrants are currently trading on the Nasdaq Capital Market under the symbols “GLSPU,” “GLSPT,” and “GLSPW,” respectively. Each unit contains one subunit and ¾ warrant and holders of the unit may elect to separately trade Global’s subunits and warrants included in the units under the symbols “GLSPT” and “GLSPW,” respectively. Those units not separated continue to trade on the Nasdaq Capital Market under the symbol “GLSPU.” Each subunit contains one class A ordinary share and ¼ warrant. The subunits will not separate into class A ordinary shares and warrants unless and until Global consummates an initial business combination. If a holder of the subunit elects to redeem the class A ordinary share underlying the subunit for cash in trust upon the merger, the ¼ warrant underlying the subunit will be forfeited by the holder.

Important Information and Where to Find It
Gorilla intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4, which will include a proxy statement of Global that constitutes a prospectus for Gorilla and a definitive proxy statement for Global’s shareholders. Promptly after filing its definitive proxy statement with the SEC, Global will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Transactions (as defined below). Investors and securityholders of Global and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with Global’s solicitation of proxies for the special meeting to be held to approve the business combination agreement and the Transactions (as defined below) because these documents will contain important information about Global, Gorilla, the Company, the business combination agreement and the Transactions (as defined below). The definitive proxy statement will be mailed to securityholders of Global as of a record date to be established for voting on the business combination agreement and the Transactions. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Global with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Global at: 2093 Philadelphia Pike #1968, Claymont, DE 19703.

Participants in the Solicitation
Gorilla, Global, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Global securities in respect of the proposed Transactions (as defined below). Information about Global’s directors and executive officers and their ownership of Global’s securities is set forth in Global’s filings with the SEC. Additional information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Transactions (as defined below) when it becomes available. These documents can be obtained free of charge from the sources indicated above.

No Solicitation or Offer
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed Transactions (as defined below) or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements
This communication contains, and certain oral statements made by representatives of Global and Gorilla and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Global’s and Gorilla’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Global’s and Gorilla’s expectations with respect to future performance and anticipated financial impacts of the transactions (the “Transactions”) contemplated by the business combination agreement, the satisfaction of the closing conditions to the Transactions and the timing of the completion of the Transactions. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of Global or Gorilla and are difficult to predict. Factors that may cause such differences include but are not limited to: (i) the inability of the parties to successfully or timely consummate the Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Company or the expected benefits of the Transactions, if not obtained;(ii) the failure to realize the anticipated benefits of the Transactions; (iii) matters discovered by the parties as they complete their respective due diligence investigation of the other parties; (iv) the ability of Global prior to the Transactions, and the Company following the Transactions, to maintain the listing of the Company’s shares on Nasdaq; (v) costs related to the Transactions; (vi) the lack of a third-party fairness opinion in determining whether or not to pursue the proposed Transactions; (vii) the failure to satisfy the conditions to the consummation of the Transactions, including the approval of the business combination agreement by the shareholders of Global, the satisfaction of the minimum cash requirements of the business combination agreement following any redemptions by Global’s public shareholders; (viii) the risk that the Transactions may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline; (ix) the outcome of any legal proceedings that may be instituted against Global or Gorilla related to the Transactions; (x) the attraction and retention of qualified directors, officers, employees and key personnel of Global and Gorilla prior to the Transactions, and the Company following the Transactions; (xi) the ability of the Company to compete effectively in a highly competitive market; (xii) the ability to protect and enhance Gorilla’s corporate reputation and brand; (xiii) the impact from future regulatory, judicial, and legislative changes in Gorilla’s or the Company’s industry; (xiv) the uncertain effects of the COVID-19 pandemic; (xv) competition from larger technology companies that have greater resources, technology, relationships and/or expertise; (xvi) future financial performance of the Company following the Transactions, including the ability of future revenues to meet projected annual bookings; (xvii) the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; (xviii) the ability of the Company to generate sufficient revenue from each of our revenue streams; (xix) the ability of the Company’s patents and patent applications to protect the Company’s core technologies from competitors; (xx) the Company’s ability to manage a complex set of marketing relationships and realize projected revenues from subscriptions, advertisements; (xxi) product sales and/or services; (xxii) the Company’s ability to execute its business plans and strategy; and (xxiii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Global or Gorilla. The foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Global and Gorilla undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Readers are referred to the most recent reports filed with the SEC by Global. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Global undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Gorilla Technologies Group Inc.
Stardi Yen
+886 2 7720 7889
Investor-relations@gorilla-technology.com

Global SPAC Partners Co.
Peter Wright, Intro-act
+1 (617) 454-1088
GlobalSPAC@intro-act.com

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